Energy Holdings International, Inc. 8-K

Exhibit 99/1

ENERGY HOLDINGS INTERNATIONAL, INC. (EGYH), SIGNS MOU FOR GE TO BECOME AN EQUITY PARTNER IN ITS 450 MW POWER PLANT IN BANGLADESH.

Energy Holdings International, Inc. has selected the ALM 100 turbines for its two 225 MW Power projects in Bangladesh and has signed an MOU with GE Capital Markets to become its equity partner for 20% of the project. Certain milestones are to be met by the parties in order to begin construction. The EPC (Engineering, Procurement and Construction) Company has also been selected and the EPC Contractor will also have a 20% equity position in the approximately $400 Million USD project.  These MOU’s give the company a substantial amount of capital; that will help catapult the company to a position for future projects in the power development arena.  The company is presently in a dialog to develop two additional power plants in the Middle East stated Chairman John Adair.

The Bangladesh project is planned in two phases with one plant being built at Bibiyana and the second site at Frenchugauj or a site accessible to the power grid.

The power plants will be combined cycle utilizing natural gas as the feed stock.

O & M Solutions, a local engineering consulting company is providing local technical support for the project, said Mr. Jalal Alghani, Vice-Chairman for Energy Holdings International. Mr. Alghani has been at the forefront in negotiating the agreement with all parties.

Energy Holdings International, Inc. is a Saudi-American Company located in Houston, Texas, Riyadh, Saudi Arabia and Dubai, UAE. It also is active in pursuing oil and gas acquisitions in the Continental United States and Canada.